Exhibit 99.1

News Release

Analyst and Media Contact:

Dan Meziere

(972) 855-3729

Atmos Energy Corporation Announces Retirement of Karen E. Hartsfield and Appointment of Jessica

Bateman Pulliam to Senior Vice President, General Counsel and Corporate Secretary

DALLAS (December 5, 2024) - Atmos Energy Corporation (NYSE: ATO) announced today that Karen E. Hartsfield, currently Senior Vice President, General Counsel and Corporate Secretary, will retire in late 2025 after a distinguished career with the Company. She will serve in her current role until December 31, 2024, and then move into a Senior Advisor position, continuing to serve on the Company’s Management Committee.

Ms. Hartsfield joined Atmos Energy in June 2015 and assumed her current role in August 2017. “Karen has led with integrity and a clear vision that will leave a positive, lasting impression upon our Company. She has been a key member of our senior management team, and we are eternally grateful for her leadership and guidance that has been instrumental to Atmos Energy’s success and strategic direction,” said Kevin Akers, President and Chief Executive Officer.

The Company’s Board of Directors has appointed Jessica Bateman Pulliam to the position of Senior Vice President, General Counsel and Corporate Secretary, effective January 1, 2025. In her new role, Ms. Bateman Pulliam will join the Company’s Management Committee, reporting to Kevin Akers, President and Chief Executive Officer.

Ms. Bateman Pulliam will join Atmos Energy from Baker Botts L.L.P. where she currently serves as a partner and co-chair of the firmwide Securities and Shareholder Litigation Group and has served in a variety of leadership positions. Ms. Bateman Pulliam has spent over 21 years at Baker Botts practicing nationwide in various complex legal and regulatory matters. She received her bachelor and law degrees from the University of Texas at Austin.

“Jessica is well recognized for her leadership and strategic advice,” said Akers, “which makes her an excellent addition to our executive team at Atmos Energy. She and Karen have worked closely for several years and will continue to do so to support a smooth transition.”

About Atmos Energy

Atmos Energy Corporation, an S&P 500 company headquartered in Dallas, is the country’s largest natural gas-only distributor. We safely deliver reliable, efficient and abundant natural gas to over 3.3 million distribution customers in over 1,400 communities across eight states located primarily in the South. As part of our vision to be the safest provider of natural gas services, we are modernizing our business and infrastructure while continuing to invest in safety, innovation, environmental sustainability and our communities. Atmos Energy manages proprietary pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Find us online at http://www.atmosenergy.com, Facebook, Twitter, Instagram and YouTube.